Exhibit 10.2

ATTORNEY GENERAL OF THE STATE OF NEW YORK
BUREAU OF INVESTMENT PROTECTION
X

In the Matter of

WADDELL & REED, INC.

X

ASSURANCE OF DISCONTINUANCE

PURSUANT TO EXECUTIVE LAW § 63 (15)

WHEREAS, pursuant to the provisions of the Martin Act (Article 23-A of the General Business Law), Eliot Spitzer, Attorney General of the State of New York (hereinafter, the “Attorney General”), commenced an investigation in 2003 into the practices, procedures and conduct of Waddell & Reed, Inc., Waddell & Reed Investment Management Company, and Waddell & Reed Services Company (“Waddell”) during the period 1998 through September 2003 respecting market timing of mutual funds advised by Waddell;(1)

WHEREAS, the Investigation was conducted in cooperation with a parallel investigation of Waddell by the U.S. Securities and Exchange Commission (“SEC”); in connection with which the SEC is issuing an Order Instituting Administrative and Cease and Desist Proceedings against Waddell (the “SEC Order”);

(1)“Market timing” refers to the practice of short-term investing in mutual fund shares and/or the exploitation of pricing inefficiencies in mutual fund share pricing.

WHEREAS, Waddell serves as the investment advisor to the mutual funds listed in Schedule A hereto (the “Funds”);

WHEREAS, in the course of the Investigation, numerous witnesses were interviewed and/or deposed and extensive documentary evidence was reviewed;

WHEREAS, Waddell has cooperated in the Investigation by producing documentary evidence and witnesses and identifying evidence relevant to the Investigation;

WHEREAS, as set forth in the findings of fact set forth below, the Investigation revealed that certain practices by Waddell have violated the Martin Act, § 349 of the General Business Law, and Executive Law § 63 (12);

WHEREAS, Waddell has advised the Attorney General of its desire to resolve the Investigation;

WHEREAS, Waddell has agreed to reduce the management fees it charges to certain Funds distributed to retail investors in the United States, to implement certain changes with respect to the corporate governance of the Funds, to maintain a certain compliance and ethics corporate structure, and to make certain payments; and

WHEREAS, the Attorney General finds the following sanctions appropriate and in the public interest and Waddell, without admitting or denying the Attorney General’s Findings made below, agrees to the sanctions provided herein;

NOW THEREFORE, the Attorney General, based upon the Investigation, makes the following Findings:

FINDINGS

1.                                       Waddell is and was a corporation with its principal place of business located at 6300 Lamar Avenue, Overland Park, Kansas. At all relevant times, Waddell was an investment adviser which had registered with the SEC pursuant to Section 203(c) of the Advisers Act and filed with the State of New York. As an investment adviser to the Funds, Waddell owed fiduciary duties to the Funds and their investors.

2.                                       The findings of fact contained in paragraphs 1 through 43 of the SEC Order (the “Findings”) are incorporated by reference herein.

3.                                       The Attorney General has jurisdiction over this matter pursuant to the Martin Act (Article 23-A of the General Business Law) and Executive Law § 63.

4.                                       The acts and practices of Waddell described in the Findings violated the Martin Act, Article 23-A of the General Business Law, § 349 of the General Business Law, and § 63 (12) of the Executive Law.

AGREEMENT

IT NOW APPEARING THAT Waddell desires to settle and resolve the Investigation without admitting or denying the Attorney General’s Findings, which Findings are not binding on any other person or entity in this or any other proceeding, or on Waddell in any other proceeding to which the Attorney General is not a party, the Attorney General and Waddell hereby enter into this Assurance of Discontinuance, pursuant to Executive Law § 63 (15), and agree as follows:

I.                                         Affirmative Relief

A.                                    Disgorgement and/or Restitution and Civil Penalty

1.                                       Pursuant to paragraph IV.H.1 of the SEC Order, Waddell shall pay $25,000,000 in disgorgement and/or restitution and $25,000,000 in penalties, exclusive of the value of the management fee reductions provided for in Section I.C. hereof. The $50,000,000 payment shall be remitted to and administered by the SEC in accordance with the SEC Order.

2.                                       Waddell agrees that it shall not seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to, payment made pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to Paragraph I.A.1 of this Assurance of Discontinuance. Nothing in this Assurance of Discontinuance shall: (i) prevent Waddell from bringing claims (including claims for indemnity and/or contribution) against persons or entities for injuries sustained as a result of market timing; or (ii) limit or impair the rights of persons other than Waddell under any applicable insurance policy.

3.                                       Except as specified in Section I.E., no payments made or costs incurred by Waddell pursuant to or in connection with this Assurance of Discontinuance shall be borne directly or indirectly by any Fund or the shareholders thereof. Waddell agrees and undertakes that neither it nor any of its affiliates shall directly or indirectly assess any fee or charge to any Fund, or the shareholders thereof, to defray, recoup or reimburse any such payments or costs, including, but not limited to, the reduction in management fees provided for in Section I.C.

below. Within 15 days after the end of Waddell’s fiscal years 2006 through 2011, the president or chief executive officer of Waddell shall certify in writing to the Attorney General, or his successor, that Waddell has complied in all material respects with the provisions of this Paragraph.

B.                                    General Relief

1.                                       Waddell admits the jurisdiction of the Attorney General over Waddell in connection with the subject matter of this Investigation. Waddell will cease and desist from engaging in any acts in violation of the Martin Act, General Business Law § 349 and/or Executive Law § 63 (12) and will comply with the Martin Act, General Business Law § 349 and Executive Law § 63 (12).

2.                                       A violation of any provision of this Assurance of Discontinuance by Waddell shall constitute prima facie proof of violation of the Martin Act, General Business Law § 349 and Executive Law § 63(12) in any civil action or proceeding hereafter commenced by the Attorney General.

C.                                    Reduction of Management Fee Rates For Five Years

1.                                       Effective no later than October 1, 2006, Waddell and its Successors (as hereinafter defined in Section II.D.8) will establish reduced Net Management Fee Rates for certain of the Funds identified in Schedule A to this Assurance of Discontinuance (the “Affected Funds”). “Net Management Fee Rates” means the percentage fee rates specified in the relevant agreements between Waddell or its affiliates and the Affected Funds, less waivers and reimbursements by Waddell and its affiliates, in effect as of May 31, 2006, which rates are set forth on Schedule A.

The reduced Net Management Fee Rates shall result in a reduction of $5 million a year from the amount that would have been paid by the Affected Funds based on the Net Management Fee Rates and assets under management of the Affected Funds as of May 31, 2006, for a total projected reduction over five years of $25 million from the amount of fees that would have been paid by the Affected Funds based on the Net Management Fee Rates and assets under management of the Affected Funds as of May 31, 2006. Waddell agrees that the reduced Net Management Fee Rates established pursuant to this Paragraph shall not be increased through September 30, 2011.

2.                                       Waddell represents and warrants that Schedule A accurately and completely states:  (a) assets under management by the Affected Funds as of May 31, 2006; (b) the Net Management Fee Rates for the Affected Funds as of May 31, 2006; and (c) the reduced Net Management Fee Rates and the resulting Net Management Fee reduction of $5 million as provided in Paragraph I.C.1 above.

D.                                    Corporate Governance of Mutual Funds

1.                                       On or after October 1, 2006, Waddell shall not manage or provide investment advisory services to any Fund that has not agreed to and implemented the provisions of Section I. of this Assurance of Discontinuance insofar as they concern acts by the Fund. In the event that any Fund to which Waddell provides management or investment advisory services ceases to continue to act in accordance with such provisions, Waddell shall promptly terminate its management of, and/or provision of advisory services to, such Fund. Any such termination will be made in accordance with the terms of Waddell’s investment advisory agreement with such

Fund, in accordance with the provisions of the Investment Company Act of 1940 (15 U.S.C. 80a-1, et seq.) and the Investment Advisers Act of 1940 (15 U.S.C. 80b-1, et seq.)(collectively, the “40 Acts”), and within 180 days, unless this period is extended by agreement of the parties to this Assurance of Discontinuance. For purposes of this Subsection D, “Fund” includes any mutual fund into which any Fund is merged or its assets are transferred, or any reorganized mutual fund into which the assets of any Fund are transferred.

Chairman of the Board

2.                                       Waddell may manage or advise a Fund on or after October 1, 2006 only if the Chairman of the Board of Directors (the “Chairman”) is in all respects independent of Waddell and its affiliates and has had no prior relationship (other than a purely social relationship), at any time, with Waddell, its then present or former affiliates, directors, officers, employees, or agents acting in their capacity as such agents, or with such Fund (other than to have been a Board member or Chairman of the Board of a Waddell or Waddell affiliated mutual fund or closed-end fund) (hereinafter referred to as an “Impermissible Relationship”). An Impermissible Relationship includes, but is not limited to, any of the following types of relationships: (a) substantial commercial, banking or financial relationship, other than as an owner of shares of a Waddell or Waddell-affiliated mutual fund or closed-end fund on customary terms; or (b) any attorney-client, accounting, consulting, advisory, familial, charitable, employee, director, trustee or officer relationship; provided, however, a charitable relationship shall not be deemed an Impermissible Relationship if the charitable relationship is disclosed to the Board of Directors. During the period when acting as Chairman, the Chairman and any firm with which he or she is affiliated shall have no such Impermissible Relationship. For a period of two years following conclusion of the Chairman’s services as such, Waddell and its affiliates shall not enter into any substantial commercial, banking or financial relationship or any attorney-client, accounting, consulting, or advisory relationship with the Chairman or with any firm with which the Chairman was affiliated while Chairman; provided that nothing herein shall prevent Waddell and its affiliates from advising a mutual fund or a closed-end fund of which the Chairman serves as a member of the Board or of which the Chairman owns shares on customary terms. An interested person of Waddell or of a Fund shall not be deemed “independent.”  For purposes of this Assurance of Discontinuance, “interested person” has the same meaning as defined in the Investment Company Act of 1940 and “familial” means all individuals within three degrees of consanguinity or affinity.

3.                                       In the event that Waddell desires input from the Attorney General as to whether a proposed Chairman of the Board of Directors, Senior Officer, Independent Compliance Consultant or Independent Fee Consultant, (as defined below) has a relationship that is an Impermissible Relationship, Waddell may make full disclosure of the facts and circumstances and seek the prior guidance of the Attorney General; provided, however, that nothing contained herein shall be construed to excuse a breach of this Assurance of Discontinuance if a Chairman, Senior Officer, Independent Compliance Consultant or Independent Fee Consultant has already assumed office before the input of the Attorney General was sought by Waddell.

Board of Directors

4.                                       Waddell may manage or advise a Fund on or after October 1, 2006 only if at least seventy-five percent of the members of a Fund’s Board of Directors:  (a) are not interested persons, as defined by the Investment Company Act, of Waddell or any of its affiliates; and (b) have not been directors, officers or employees of Waddell at any point during the preceding 10 years (“Independent Members”). In the event that a Fund’s Board of Directors fails to meet this requirement at any time due to the death, resignation, retirement or removal of any Independent Member, Waddell shall terminate its management of, and provision of advisory services to such Fund unless the Independent Members bring a Fund’s Board of Directors into compliance within a reasonable period of time as provided under the provisions of the ‘40 Acts, not to exceed 120 days (or 180 days if a shareholder vote is necessary), unless extended by written agreement of the parties to this Assurance of Discontinuance.

Senior Officer

5.                                       Within 30 days after the Effective Date of this Assurance of Discontinuance, Waddell shall recommend in writing to the Board of Directors of each Fund that the Fund either:

(a)                                  appoint a full-time senior officer (“Senior Officer”) with the title of at least Vice President who shall have no Impermissible Relationship during the period he or she is acting as Senior Officer, provided, however, that a Fund’s Senior Officer may be technically employed and paid by Waddell or an affiliate of Waddell and may be the same person the Fund designates as the Chief Compliance Officer of the Fund pursuant to Rule 38a-1(a)(4) of the Investment Company Act, 17 C.F.R. 270.38a-1(a)(4), so long as the Senior Officer is not the person employed by Waddell or an affiliate of Waddell pursuant to Rule 206(4)-7 of the

Investment Advisers Act, 17 C.F.R. 275.206(4)-7, and has no duties or responsibilities other than as Chief Compliance Officer of the Fund pursuant to Rule 38a-1(a)(4) and Senior Officer of the Fund pursuant to this Assurance of Discontinuance. The Senior Officer may serve as Senior Officer to more than one Fund. For a period of two years following conclusion of the Senior Officer’s services as such, Waddell and its affiliates shall not enter into any substantial commercial, banking or financial relationship or any attorney-client, accounting, consulting, or advisory relationship with the Senior Officer or with any firm with which the Senior Officer was affiliated while Senior Officer; or,

(b)                                 engage an independent compliance consultant (the “Independent Compliance Consultant”) who shall have no Impermissible Relationship during the period he or she is acting as Independent Compliance Consultant and who has the duties and responsibilities set forth in Paragraph I.D.8, below. The Independent Compliance Consultant shall be a named individual who is either self-employed or a principal, partner, member or officer of an entity. The Independent Compliance Consultant may not be employed by Waddell pursuant to Rule 206(4)-7 of the Investment Advisers Act, 17 C.F.R. 275.206(4)-7, but the Independent Compliance Consultant may be the same person who serves as the Independent Compliance Consultant pursuant to Paragraph 48 of the SEC Order, so long as the Independent Compliance Consultant has no duties or responsibilities to Waddell, Waddell’s affiliates, or any of their officers, directors or agents. For a period of two years following conclusion of the Independent Compliance Consultant’s services as such, Waddell and its affiliates shall not enter into any substantial commercial, banking or financial relationship or any attorney-client, accounting, consulting, or advisory relationship with the Independent Compliance Consultant or with any firm with which the Independent Compliance Consultant was affiliated while Independent Compliance Consultant;

6.                                       Waddell may manage or advise a Fund after October 1, 2006 only if the Senior Officer or Independent Compliance Consultant of the Fund acknowledges that he or she owes a fiduciary duty to the Board of Directors of the Fund and to the shareholders of the Fund, and only if he or she reports directly to the Board of Directors of the Fund and such reporting is as often as may be appropriate, but no less than quarterly.

7.                                       Waddell may manage or advise a Fund after October 1, 2006 only if, subject to approval by the Independent Members of the Fund’s Board of Directors, the Senior Officer or the Independent Compliance Consultant has the authority to retain or consult consultants, experts or staff as may be reasonably necessary to assist the Senior Officer or the Independent Compliance Consultant in the performance of his or her duties. The Senior Officer or the Independent Compliance Consultant, and such consultants, experts or staff shall be compensated at their reasonable and customary rates as determined by the Independent Members of the Board of Directors of the Fund. The Senior Officer or the Independent Compliance Consultant of a Fund may be terminated only with the approval of a majority of the Independent Members of the Fund’s Board of Directors.

8.                                       Waddell may manage or advise a Fund after October 1, 2006 only if the duties and responsibilities of the Senior Officer or Independent Compliance Consultant of the Fund include at least monitoring compliance by the Fund and its investment advisor(s)  (insofar as the advisors act in connection with the Fund), with: (i) applicable federal and state securities laws; (ii) applicable state laws respecting potential or actual conflicts of interests; (iii) their respective fiduciary duties; and (iv) applicable codes of ethics and/or compliance manuals.

9.                                       Waddell may manage or advise a Fund after October 1, 2006 only if the Independent Members of a Fund’s Board of Directors either; (a) assign to the Senior Officer the duties set forth in the following sentence; or (b) retain an independent fee consultant (the “Independent Fee Consultant”) who shall acknowledge that he or she owes a fiduciary duty to the Board of Directors of the Fund and to the shareholders of the Fund to perform such duties. The duties and responsibilities of the Senior Officer or Independent Fee Consultant, as the case may be, shall include managing the process by which proposed management fees (including, but not limited to, advisory fees) to be charged the Fund are negotiated so that they are negotiated in a manner which is at arms’ length and reasonable and consistent with this Assurance of Discontinuance. Proposed management fees include, but are not limited to, renewal of existing management fee agreements or continuation of such existing fee agreements for more than a year after approval by the Board of Directors of a Fund. If an Independent Fee Consultant is retained, he or she shall be a named individual who is either self-employed or a principal, partner, member or officer of an entity. The Independent Fee Consultant shall have no duties or responsibilities to Waddell, Waddell’s affiliates, or any of their officers, directors or agents and shall have no Impermissible Relationship (except that the Independent Fee Consultant may have previously served as a Fee Consultant to the Fund) during the period he or she is acting as Independent Fee Consultant. For a period of two years following conclusion of the Independent Fee Consultant’s services as such,

Waddell and its affiliates shall not enter into any substantial commercial, banking, or financial relationship or any attorney-client, accounting, consulting, or advisory relationship with the Independent Fee Consultant or with any firm with which the Independent Fee Consultant was affiliated while Independent Fee Consultant;

10.                                 Waddell may manage or advise a Fund after October 1, 2006 only if the reasonableness of the proposed management fees is determined by the Board of Directors of the Fund using an annual independent written evaluation prepared by or under the direction of the Senior Officer or the Independent Fee Consultant that considers at least the following: (i) management fees (including any components thereof) charged to institutional and other clients of Waddell for like services; (ii) management fees (including any components thereof) charged by other mutual fund companies for like services; (iii) costs to Waddell and its affiliates of supplying services pursuant to the management fee agreements, excluding any intra-corporate profit; (iv) profit margins of Waddell and its affiliates from supplying such services; (v) possible economies of scale as the Fund grows larger; and (vi) the nature and quality of Waddell’s services, including Fund performance.

11.                                 Waddell may manage or advise a Fund after October 1, 2006 only if the Fund’s Senior Officer or the Independent Fee Consultant keeps the Fund’s Board of Directors fully and promptly informed of the fee evaluation process.

12.                                 Waddell may manage or advise a Fund after October 1, 2006 only if it cooperates fully and promptly with the Fund’s Senior Officer, Independent Compliance Consultant or Independent Fee Consultant and provides any information (including preparation of summaries or other compilations of data) and documents in the possession, custody or control of Waddell that the Senior Officer, Independent Compliance Consultant or Independent Fee Consultant requests and that relate to or concern any of the matters referenced in this Section. Waddell shall promptly provide the Senior Officer, Independent Compliance Consultant or Independent Fee Consultant with access to any director, officer or employee of Waddell and use its best efforts to cause such persons to answer any and all inquiries put to them by the Senior Officer, Independent Compliance Consultant or the Independent Fee Consultant that relate to or concern any such matters.

13.                                 After October 1, 2006, Waddell may manage or advise a Fund only if the Fund has hired and continues to employ or retain the Fund’s Senior Officer and/or Independent Compliance Consultant and/or Independent Fee Consultant. On or before thirty (30) days after the Effective Date of this Assurance of Discontinuance, Waddell shall provide a written schedule to the Attorney General that identifies the name of the Fund’s Senior Officer and/or Independent Compliance Consultant and/or the Independent Fee Consultant and describes his or her background and compensation. Waddell shall keep the information on the schedule current and provide an updated schedule to the Attorney General within 10 days of any change in such information.

14.                                 No later than 15 days after the Board of Directors of a Fund has completed its review of the written fee evaluation provided for in Section I.D.10 and approved a new advisory agreement or continuation of a presently existing advisory agreement, Waddell shall disclose to the shareholders of the funds affected by such fee evaluation a summary of such evaluation and any opinions or conclusions arising from or included in the evaluation (hereinafter referred to as the “Fee Summary”). The Fee Summary shall discuss the factors referenced in Section I.D.10 and sufficient specifics so that an investor in a Fund can evaluate the reasonableness of the fees; provided, however, that the Fee Summary shall not be required to include or reveal confidential, competitively sensitive data, such as (but not limited to) institutional fee rates, internal costs and profit margins. Public disclosure shall include, at least: (a) continuous, prominent posting (in downloadable format) on the Fund’s website of Fee Summaries of at least the two most recent fee evaluations as part of the Fund description; (b) delivery or incorporation of the Fee Summary of the most recent fee evaluation with, or in,  the annual and semi-annual reports furnished to shareholders; and (c) prominent notice, in any periodic account statements furnished by the Fund to individual direct investors, of the fact that the Fee Summaries are available as provided in (a) and (b) of this Paragraph I.D.14.

E.                                      Disclosure to Investors

1.                                       Waddell shall:

(a)                                  maintain, commencing no later than 120 days after the Effective Date of this Assurance of Discontinuance, continuous, prominent posting on Waddell’s website of a calculator that will enable an investor to calculate: (I) the fees and costs, in actual dollars on a fund-by-fund basis, charged to each investor based upon the investor’s most recent quarterly closing balance; (ii) the fees and costs, in actual dollars that would be charged a hypothetical investment of $10,000 held for the next 10 years and the impact of such fees and costs on fund returns for each year and cumulatively, assuming a 5% return for each year and continuation of the reduced Net Management Fee Rates provided in Section I.C. above for disclosures made during the period through October 31, 2011, and assuming for disclosures made after October 31, 2011, a 5% return for each year and the then current Net Management Fee Rates;

(b)                                 include with each periodic account statement a Fund sends to each shareholder, beginning with the statement for the period ending December 31, 2006, or as soon as practicable thereafter (but in no event later than March 31, 2007): (i) the fees and costs, in actual dollars on a fund-by-fund basis, charged to each shareholder based upon the shareholder’s most recent quarterly closing balance; (ii) the fees and costs, in actual dollars that would be charged a hypothetical investment of $10,000 held for the next 10 years and the impact of such fees and costs on fund returns for each year and cumulatively, assuming a 5% return for each year and continuation of the reduced Net Management Fee Rates provided in Section I.C. above for disclosures made during the period through October 31, 2011, and assuming for disclosures made after October 31, 2011, a 5% return for each year and the then current Net Management Fee Rates;

(c)                                  Subject to SEC approval, disclose in the applicable prospectus or amendment thereto a summary showing the fees and costs, in actual dollars, that would be borne by a hypothetical investment of $10,000 held for the next 10 years and the impact of such fees and costs on fund returns for each year and cumulatively, assuming a 5% return for each year and continuation of the reduced Net Management Fee Rates provided in Section I.C. above for disclosures made during the period through October 31, 2011, and assuming for disclosures made after October 31, 2011, a 5% return for each year and the then current Net Management Fee Rates; and

2.                                       Waddell shall bear the costs for developing procedures to implement the measures set forth above in Paragraph I.E.1 in an easy to understand format.

II.                                     Other Provisions

A.                                    Scope Of This Assurance of Discontinuance

1.                                       This Assurance of Discontinuance concludes the Investigation brought by the Attorney General and any action the Attorney General could commence against Waddell or any of its current affiliates, or any of the current or former officers, directors, or employees of Waddell or any of its current affiliates, or any Fund arising from or relating to the subject matter of the Investigation; provided however, that nothing contained in this Assurance of Discontinuance shall be construed to cover claims of any type by any other state agency or any claims that may be brought by the Attorney General to enforce Waddell’s obligations arising from or relating to the provisions contained in this Assurance of Discontinuance. This Assurance of Discontinuance shall not prejudice, waive or affect any claims, rights or remedies of the Attorney General with respect to any person, other than Waddell or any of its current affiliates, or any of the current or former officers, directors, or employees of Waddell or any of its current affiliates,  and the Funds, all of which claims, rights, and remedies are expressly reserved.

2.                                       If Waddell does not make the payments as provided in Section I.A. of this Assurance of Discontinuance (i.e., pursuant to the SEC Order) or the Net Management Fee reductions as provided in Section I.C. of this Assurance of Discontinuance, or Waddell commits a breach of any of its obligations under this Assurance of Discontinuance, the Attorney General may terminate this Assurance of Discontinuance, at his sole discretion, upon written notice to

Waddell, followed by Waddell’s failure to cure such breach within a reasonable time, and Waddell agrees that any statute of limitations or other time-related defenses applicable to the subject of the Investigation and any claims arising from or relating thereto are tolled from and after December 31, 2004. In the event of such termination, Waddell expressly agrees and acknowledges that this Assurance of Discontinuance shall in no way bar or otherwise preclude the Attorney General from commencing, conducting or prosecuting any investigation, action or proceeding, however denominated, related to the Investigation, against Waddell or from using in any way any statements, documents or other materials produced or provided by Waddell after commencement of the Investigation, including, without limitation, any statements, documents or other materials provided for purposes of settlement negotiations.

3.                                       For any person or entity not a party hereto, this Assurance of Discontinuance does not prohibit, limit, or create any rights, remedies, or liabilities. It also does not limit or prohibit any defenses of Waddell, its current or former affiliates, or their respective heirs, successors, executors, administrators, and assigns to claims asserted by any person or entity not a party hereto.

4.                                       This Assurance of Discontinuance is not intended by the Attorney General to subject Waddell or any of its affiliates to any disqualifications under any federal securities laws, rules or regulations, including the Investment Advisers Act, the Investment Company Act, or the laws, rules or regulations of any state, the District of Columbia, Puerto Rico or territory (collectively “State”), including, without limitation, any disqualifications from relying upon the State registration exemptions or State safe harbor provisions.

5.                                       The SEC Order, this Assurance of Discontinuance, and the order of any other State in related proceedings against Waddell or its affiliates (collectively, the “Settlement Documents”) shall not disqualify Waddell or its affiliates from any business that they otherwise are qualified, licensed or permitted to perform under the applicable law of the State of New York, and any disqualifications from relying upon this state’s registration exemptions or safe harbor provisions that arise from the Settlement Documents are hereby waived.

B.                                    Cooperation

1.                                       Waddell, its current affiliates, and its successors, assigns, and/or purchasers of all or substantially all its assets (“Waddell Entities”) agree to cooperate fully and promptly with the Attorney General with regard to any investigation, litigation or other proceeding initiated by the Attorney General or to which the Attorney General is a party, whether pending or subsequently initiated, relating to market timing or other sales or trading practices. Waddell Entities shall use their best efforts to ensure that all current and former officers, directors, trustees, agents and employees of Waddell Entities also fully and promptly cooperate with the Attorney General.

2.                                       Cooperation shall include, without limitation:

(a)                                  production, voluntarily and without service of subpoena, of all documents or other tangible evidence requested by the Attorney General and any compilations or summaries of information or data that the Attorney General requests be prepared, with the exception of any information or documents with respect to which the Waddell Entities have a statutory or contractual obligation of confidentiality to persons or entities who are not parties to this

Assurance of Discontinuance (“Confidential Information”) and information or documents protected by the attorney-client and/or work product privileges (“Privileged Information”);

(b)                                 without the necessity of a subpoena, having the then-current officers, directors, and employees of Waddell Entities attend any proceedings in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and having such then-current officers, directors, and employees answer any and all inquiries that may be put by the Attorney General to any of them at any proceedings or otherwise (“proceedings” include, but are not limited to, any meetings, interviews, depositions, hearings, trials or other proceedings), except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(c)                                  Waddell Entities using their best efforts to cause then-current and former trustees and agents, as well as former officers, directors, and employees of Waddell Entities, upon reasonable notice, to attend any proceedings in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and to answer any and all inquiries that may be put by the Attorney General to any of them at any proceedings or otherwise, except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(d)                                 fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries made by the Attorney General, except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(e)                                  making Waddell’s outside counsel reasonably available to provide comprehensive presentations concerning any internal investigation relating to all matters in this Assurance of Discontinuance and to answer questions, except to the extent to which such presentations or questions call for the disclosure of Confidential Information or Privileged Information.

3.                                       All communications relating to cooperation pursuant to this Assurance of Discontinuance may be made to Waddell Entities’ attorneys as follows:

Orrin L. Harrison III

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue

Suite 4100

Dallas, TX  75201-4675

4.                                       In the event Waddell Entities fail to comply with this section of the Assurance of Discontinuance, the Attorney General, after written notice and a 15-day opportunity to cure,  shall be entitled, in addition to any other remedies in the Assurance of Discontinuance or otherwise, to:  (a) liquidated damages of $100,000 for each day that Waddell Entities are in non-compliance; and (b) specific performance.

C.                                    No Indemnification

1.                                       Except as otherwise required by applicable law, or by presently existing written agreement, including, but not limited to, presently existing articles of incorporation and presently existing bylaws of Waddell and/or its affiliates, Waddell shall not make any payments of indemnification or allowances of expenses respecting “market timing” transactions to any person, including, without limitation, current or former directors, officers, employees or agents.

However, any such payments by Waddell required by applicable law or by such presently existing written agreements (as described in this Paragraph II.C.1), shall be payable at the time and in the manner of Waddell’s choosing.

2.                                       Nothing in this Assurance of Discontinuance shall prevent or limit Waddell from indemnifying the Funds or their successors in connection with any business combination, merger or otherwise.

D.                                    Miscellaneous Provisions

1.                                       This Assurance of Discontinuance and any dispute related thereto shall be governed by the laws of the State of New York without regard to any conflicts of laws principles.

2.                                       No failure or delay by the Attorney General in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative.

3.                                       Waddell consents to the jurisdiction of the Attorney General in any proceeding or action to enforce this Assurance of Discontinuance.

4.                                       Waddell enters into this Assurance of Discontinuance voluntarily and represents that no threats, offers, promises or inducements of any kind have been made by the Attorney General or any member, officer, employee, agent or representative of the Attorney General to induce Waddell to enter into this Assurance of Discontinuance.

5.                                       Waddell agrees not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any finding in this Assurance of Discontinuance or creating the impression that this Assurance of Discontinuance is without factual basis. Nothing in this Paragraph affects Waddell’s: (a) testimonial obligations; or (b) right to take legal or factual positions in any legal or administrative proceeding in which the Attorney General is not a party.

6.                                       This Assurance of Discontinuance may be changed, amended or modified only by a writing signed by all parties hereto.

7.                                       This Assurance of Discontinuance, together with the attached schedules, constitutes the entire agreement between the Attorney General and Waddell and supersedes any prior communication, understanding or agreement, whether written or oral, concerning the subject matter of this Assurance of Discontinuance.

8.                                       This Assurance of Discontinuance shall be binding upon Waddell and its successors, assigns, and/or purchasers of all or substantially all its assets (“Successors”) for as long as Waddell or any Successor continues to provide investment advisory services to the Funds or any successors thereof (including any funds with which a Fund is merged or its assets are transferred, or any reorganized mutual fund into which the assets of any Fund are transferred) provided, however, that any Successor to Waddell may petition the Attorney General and obtain relief from such undertakings.

9.                                       This Assurance of Discontinuance shall be effective and binding only when this Assurance of Discontinuance is signed by all parties and the SEC Order is approved and issued by the Commission (referred to herein as the “Effective Date”). This Assurance of Discontinuance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

WHEREFORE, the following signatures are affixed hereto on the dates set forth below.

Dated:  July 19, 2006

Waddell & Reed, Inc.

	By:	/s/ Daniel C. Schulte
Daniel C. Schulte
Senior Vice-President and General Counsel

Dated: July , 2006

ELIOT SPITZER,
Attorney General of the State of New York

By:
Roger L. Waldman
Senior Enforcement Counsel
Investment Protection Bureau

ACKNOWLEDGMENT

STATE OF Kansas      )

                                             :ss.

COUNTY OF Johnson)

On this 19th day of July, 2006 before me personally came Daniel C. Schulte known to me, who, being duly sworn by me, did depose and say that he or she is Senior Vice President & General Counsel of Waddell & Reed, Inc., the entity described in the foregoing Assurance of Discontinuance, is duly authorized by Waddell & Reed, Inc., to execute the same, and that he or she signed his name in my presence by like authorization.

/s/ Vicki K. McCune
Notary Public
My commission expires: 6/12/2009

Dated: July 19, 2006

Schedule A

	AUM as of	Contractual Fee Rates		Contractual Fee Rates		Fee
	As of 5/31/06	as of 5/31/06		as of 10/01/06		Reduction
Waddell & Reed Advisor Funds
Advisors Science & Technology Fund	2,430,628,883	First 1.0 billion	0.850%	First 1.0 billion	0.830%	$(200,000)
Advisors New Concepts Fund	1,346,981,415	First 1.0 billion	0.850%	First 1.0 billion	0.830%	$(200,000)
Advisors Small Cap Fund	986,885,548	First 1.0 billion	0.850%	First 1.0 billion	0.830%	$(197,377)
Advisors International Growth Fund	780,389,423	First 1.0 billion	0.850%	First 1.0 billion	0.820%	$(234,117)
Advisors Core Investment Fund	4,129,212,845	First 1.0 billion	0.700%	First 1.0 billion	0.650%	$(500,000)
		Second 1.0 billion	0.650%	Second 1.0 billion	0.640%	$(100,000)
Advisors Accumulative Fund	1,967,885,471	First 1.0 billion	0.700%	First 1.0 billion	0.660%	$(400,000)
		Second 1.0 billion	0.650%	Second 1.0 billion	0.640%	$(96,789)
Advisors Vanguard Fund	1,810,743,814	First 1.0 billion	0.700%	First 1.0 billion	0.670%	$(300,000)
Advisors Retirement Shares Fund	615,429,111	First 1.0 billion	0.700%	First 1.0 billion	0.650%	$(307,715)
Advisors Asset Strategy Fund	1,562,050,307	First 1.0 billion	0.700%	First 1.0 billion	0.690%	$(100,000)
Advisors Value Fund Fund	538,275,624	First 1.0 billion	0.700%	First 1.0 billion	0.690%	$(53,828)
Advisors Continental Income Fund	488,896,151	First 1.0 billion	0.700%	First 1.0 billion	0.700%	$0
Advisors Dividend Income Fund	407,072,613	First 1.0 billion	0.700%	First 1.0 billion	0.700%	$0
Advisors Tax-Managed Equity Fund	71,726,419	First 1.0 billion	0.650%	First 1.0 billion	0.650%	$0
Advisors High Income Fund	899,685,105	First .5 billion	0.625%	First .5 billion	0.575%	$(250,000)
Advisors Global Bond Fund	278,861,775	First .5 billion	0.625%	First .5 billion	0.590%	$(97,602)
Advisors Bond Fund	639,212,440	First .5 billion	0.525%	First .5 billion	0.485%	$(200,000)
Advisors Municipal Bond Fund	553,197,583	First .5 billion	0.525%	First .5 billion	0.485%	$(200,000)
Advisors Municipal High Fund	459,763,691	First .5 billion	0.525%	First .5 billion	0.485%	$(183,905)
Advisors Government Securities Fund	224,070,635	First .5 billion	0.500%	First .5 billion	0.460%	$(89,628)
Advisors Limited-Term Bond Fund	144,827,857	First .5 billion	0.500%	First .5 billion	0.455%	$(65,173)
Advisors Cash Magement Fund	699,564,122		0.400%		0.400%	$0
Advisors Energy Fund	110,306,642	First 1.0 billion	0.850%	First 1.0 billion	0.850%	$0

W&R Target Funds, Inc.
Target Global Natural Resources Fund	62,472,623	First .5 billion	1.000%	First .5 billion	1.000%	$0
Target Mid Cap Growth Fund	23,090,618	First 1.0 billion	0.850%	First 1.0 billion	0.830%	$0	note a
Target International Value Fund	499,627,434	First 1.0 billion	0.850%	First 1.0 billion	0.850%	$0
Target Micro Cap Growth Fund	60,127,189	First 1.0 billion	0.950%	First 1.0 billion	0.950%	$0
Target Small Cap Value Fund	179,805,278	First 1.0 billion	0.850%	First 1.0 billion	0.850%	$0
Target Value Fund	339,552,202	First 1.0 billion	0.700%	First 1.0 billion	0.690%	$(33,955)
Target Science & Technology Fund	351,181,432	First 1.0 billion	0.850%	First 1.0 billion	0.830%	$(70,236)
Target Asset Strategy Fund	525,608,597	First 1.0 billion	0.700%	First 1.0 billion	0.690%	$(52,561)
Target Money Market Fund	54,880,063		0.400%		0.400%	$0
Target Bond Fund	205,444,365	First .5 billion	0.525%	First .5 billion	0.485%	$(82,178)
Target High Income Fund	188,914,214	First .5 billion	0.625%	First .5 billion	0.575%	$(94,457)
Target Growth Fund	1,186,443,449	First 1.0 billion	0.700%	First 1.0 billion	0.670%	$(300,000)
Target Core Equity Fund	751,083,846	First 1.0 billion	0.700%	First 1.0 billion	0.650%	$(375,542)
Target International Growth Fund	222,249,633	First 1.0 billion	0.850%	First 1.0 billion	0.820%	$(66,675)
Target Small Cap Fund	597,226,096	First 1.0 billion	0.850%	First 1.0 billion	0.830%	$(119,445)
Target Balanced Fund	566,714,765	First 1.0 billion	0.700%	First 1.0 billion	0.700%	$0
Target Limited-Term Bond Fund	71,856,006	First .5 billion	0.500%	First .5 billion	0.455%	$(32,335)
Target Dividend Fund	56,195,576	First 1.0 billion	0.700%	First 1.0 billion	0.700%	$0
Target Mortgage Securities Fund	27,078,233	First .5 billion	0.500%	First .5 billion	0.500%	$0
Target Real Estate Fund	38,286,271	First 1.0 billion	0.900%	First 1.0 billion	0.900%	$0

Total AUM	27,153,505,364			Total Fee Reduction		$(5,003,517)

note a - the Target Mid Cap Growth contractual management fee rate for the first breakpoint is reduced by 2 basis points. However, it does not impact fees until the fund assets are at least $25 million due to the voluntary waiver of fees when assets are below $25 million.